Exhibit 10.12.3

April 22, 2014

VIA HAND DELIVERY

Dane A. Miller, Ph.D.
16 Stone Camp
Winona Lake, IN 46590

    RE: Third Amendment - Consulting Agreement dated January 14, 2010

Dear Dane:

Biomet would like to amend your attached Consulting Agreement, as amended on September 6, 2011 and on August 8, 2013, to provide for the payment of a termination fee to you in the event that the Consulting Agreement terminates under certain circumstances. Accordingly, the second sentence of Section 6(b) and Section 6(d) of the Agreement is hereby deleted and replaced with the following:

* * *

6. Term and Termination.

(b)

Upon such termination, Biomet shall pay to Consultant (i) all compensation payable to Consultant for services rendered up to the date of termination and (ii) upon the earlier to occur of (A) a Change of Control or (B) an Initial Public Offering, provided that such event occurs prior to January 1, 2016, two million dollars ($2,000,000) on the date that the Managers (as defined in the Management Services Agreement dated September 25, 2007, by and among LVB Acquisition Merger Sub, Inc., LVB Acquisition Holding, LLC, LVB Acquisition, Inc., Blackstone Management Partners V L.L.C., Goldman, Sachs & Co., Kohlberg Kravis Roberts & Co. L.P. and TPG Capital, L.P., (the “Management Services Agreement”)) receive the payments required as a result of the termination of the Management Services Agreement but in no event more than two and a half months after the end of the calendar year in which such Change of Control or Initial Public Offering occurs, and Biomet shall have no further liability to Consultant.

* * *
6. Term and Termination.

(d) For purposes of this Section 6, the term “Initial Public Offering” shall mean an initial underwritten public offering of the equity securities or equity interests of LVB Acquisition, Inc., LVB Acquisition Merger Sub, Inc. or any of their successors, and the term “Change of Control” shall mean a transfer or issuance of equity securities of any of LVB Acquisition, Inc., LVB

Dane A. Miller, Ph.D.
April 22, 2014
Page Two

Acquisition Merger Sub, Inc., LVB Acquisition Holding, LLC or any of their successors (collectively, the “Companies”) (including by way of a merger, consolidation, amalgamation, share exchange or other form of similar business combination), in a single or series of related transactions, resulting in a person or persons other than the existing stockholders owning, directly or indirectly, a majority of the voting power of the applicable Company, upon the consummation of such transfer or issuance, or the sale of all or substantially all of the assets of any of the Companies.
* * *

All other terms and provisions of the Agreement will remain in effect and unchanged. If you are agreeable to these changes, please indicate your acceptance by signing below and returning the original of this amendment to me. Thank you for your assistance.

Sincerely,

_/s/ Jeffrey R. Binder________
Jeffrey R. Binder
President and Chief Executive Officer,
Biomet, Inc.

Accepted and agreed to this 22nd day of April, 2014.

_/s/ Dane A. Miller, Ph.D.____
Dane A. Miller, Ph.D.